Exhibit 3.12

COMPANIES ACTS 1963 TO 2009

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

CBT (TECHNOLOGY) LIMITED

(as amended by a Special Resolution passed on 4 May 2001 and 9 October 2008)

1	The name of the Company is CBT (Technology) Limited.

2	The objects for which the Company is established are:

2.1

(a)	To carry on the business of buying, selling, holding and developing all forms of intellectual property, including patents, designs, trade marks, copyrights, know-how and all forms of proprietary and undertake and carry out research and development in the fields of science engineering, technology and for any other commercial or business purposes including but not limited to research analysis and assessment whether related to any of the fields aforesaid or not and whether on the Company’s own account or for or on behalf of others and whether for profit or otherwise. To sub-contract the carrying out of the research and development where desirable and to develop inventions and improve inventions arising out of research and development.

(b)	To buy, sell, develop, refine; manufacture, produce, manipulate, improve, repair, alter, exchange, let or hire, prepare for market, import, export and deal both wholesale and retail in all kind of apparatus, plant machinery, accessories, tools, utensils, materials, produce, substances, articles and things required for the purpose of or capable of being used in connection with the production, treatment, application, distribution and use of tabulating machines, computers of all kinds, and computer based training systems, micro computer software and hardware main frame based or micro based or connected in any way with the above.

(c)	To provide statistical accounting and advisory services for all types of businesses and to carry on any other business whether manufacturers or otherwise which may seen to the Company capable of being conveniently carried on in connection with the above, or calculated directly or indirectly to enhance the value of or render profitable any of the Company’s property or rights.

(d)	To provide a service to firms in any kind of computer punched card, accounting, calculating and adding machines, typewriters or any other type of office machines.

(e)	To provide the services of any kind of clerical labour.

(f)	To act in an advisory capacity to firms regarding office organisation.

(g)	To provide the services of machines and/or staff to work at clients’ offices.

(h)	To undertake any type of statistical, mathematical, payroll, stock control, production control, calculations or any other kind of work for clients which can be undertaken by computers or other office machines.

(i)	To carry on business as traders, manufacturers, wholesalers, distributors, retailers, carriers, agents, brokers, financiers, investors, designers, builders, contractors, engineers and fitters of all kinds of goods, services and general merchandise, plant and equipment associated directly or indirectly with these objects or any of them, and as importers, exporters, mail order operators, marketeers, merchandisers, sales and general consultants.

(j)	To import, export, buy, sell, barter, exchange, take on Iease, hire or otherwise acquire, alter, treat, process, dispose of, let on lease or ‘hire or otherwise deal in and turn to account as may seen to be desirable goods, equipment, machinery, plant, merchandise and wares of any description.

(k)	To purchase or otherwise acquire properties and to carry out developments for investment purposes and such other purposes as may be thought necessary or desirable by the Company.

(l)	To acquire by purchase, exchange, lease, feefarm grant or otherwise, either for an estate in fee simple or for any less estate or other estate or interest whether immediate or reversionary and whether vested or contingent, any lands, tenements or hereditaments of any tenure, whether subject or not to any charges or encumbrances, and to hold, farm, work and manage and to let, sublet, either furnished or unfurnished, mortgage or charge land and buildings of any kind, reversions, interests, annuities, life policies, and any other property real or personal, movable or immovable, either absolutely or conditionally, and either subject or not to any mortgages, charges, ground rent or other rents or encumbrances.

(m)	To carry on any other trade or business whatsoever which can in the opinion of the directors be advantageously or conveniently carried on by the company in connection with or as ancillary to any of the above businesses or the general business of the company.

2.2	To carry on the business of surveyors, estate agents, valuers, auctioneers, carriers, shippers, forwarding agents, garagement, caterers, licensed publicans, their suppliers, textile manufacturers and dealers, insurance agents and brokers, farmers and generally to import, export, manufacture, make, grow, produce, repair, adapt for sale and prepare for market goods and materials of every kind, or otherwise to carry on any business which may seem to the Company capable of being conveniently carried on in connection with the above or any. one of the above or calculated directly or indirectly to enhance the value of or render more profitable any of the company’s property or rights.

2.3	To hold and farm and work or manage or to sell, let, licence, alienate, mortgage, lease or charge land, house property, shops, flats, maisonettes, reversions, interests, annuities, life policies, and any other property real or personal, movable or immovable, either absolutely or conditionally, and either subject to or not to any mortgage, charge, rent or encumbrance and to pay for any lands, tenements, hereditaments, chattels, or assets acquired by the company in cash or shares, stock, debentures or obligations of the company whether fully paid or otherwise or in any other manner.

2.4	To enter into contracts of every nature and kind and to carry on the business of a trust and investment company and to invest the- funds of the company in or upon or otherwise acquire, hold and deal in property, securities, stocks, shares, debentures, interests and investments of every nature and description and to hold, serve, exchange, and otherwise deal in such properties and investments, and receive income therefrom, and to borrow for investment purposes, and to place the funds of the company on deposit with bankers or financial or mercantile houses or companies and withdraw same therefrom, and to enter into hire purchase, credit sales and other deferred payment arrangements.

2.5	To acquire shares, stocks, debentures, debenture stock, bonds, obligations as securities either by original subscription, tender, purchase, exchange or otherwise, and to subscribe for the same either conditionally or otherwise, to guarantee and to write descriptions thereof and to exercise and enforce all rights and powers conferred by or incident to the ownership thereof.

2.6	To act as agents or managers in carrying on any business concerns or undertakings and to employ experts to investigate and examine the condition, management, prospects, value and circumstances of any business concerns and undertakings and generally of any assets, property or rights of any kind.

2.7	To apply for, purchase or otherwise acquire and protect, prolong, renew, whether in Ireland or elsewhere any patents, patent rights, brevets d’invention, licences, protection, concessions and the like, conferring any exclusive or non-exclusive or limited right to use, or any secret or other information as to any invention, process or privilege which may seem capable of being used for any of the purposes of the company or the acquisition of which may seem calculated directly or indirectly to benefit the company, and to use, exercise, develop, manufacture under or grant licences or privilege in respect thereof or otherwise turn to account the property, rights, privileges and information so acquired, and to carry on any business in any way connected therewith, and to expend money in experimenting upon and testing, and in improving or seeking to improve any patents, inventions, systems, programmes, computing or other machines or rights which the company may acquire or propose to acquire.

2.8	To raise or borrow money, and to secure the payment of money by the issue of or upon debentures or debenture stock, perpetual, terminable or otherwise or bonds or other obligations, charged or not charged upon or by mortgage, charge, hypothecation, lien or pledge of the whole or any part of the undertaking property, assets and rights of the company, both present’ and future, including its uncalled capital and generally in such other manner and on such terms as may seem expedient, and to issue any of the company’s securities, for such consideration and on such terms as may be thought fit, including the power to pay a proportion of the profits of the company by way of interest on any monies so raised -or-borrowed; and also by a similar mortgage, charge, hypothecation, lien or pledge, to secure and guarantee the performance by the company of any obligation or liability it may undertake, and to redeem or pay off any such securities.

2.9	To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

2.10	To guarantee, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking property and assets (present and future) and uncalled capital of the company, or all such methods, the performance of the obligations of and the repayment or payment of the principal amounts and interest of any person, firm or company or the dividends or interest of any securities, including (without prejudice to the generality of the foregoing) any company which is the company’s holding company or a subsidiary or associated company.

2.11	To acquire and undertake the whole or any part of the business, property, goodwill and assets of any person, firm or company carrying on or proposing to carry on any of the businesses which the Company is authorised to carry on, or which can be conveniently carried on in connection with the same, or may seem calculated directly or indirectly to benefit the company, or possessed of property suitable for the purposes of the company and as part of the consideration for any of the acts or things aforesaid or property acquired to undertake all or any of the liabilities of such person, firm or Company, or to acquire an interest in, amalgamate with, or enter into any arrangement for sharing profit, or for co-operation, or for limiting competition, or for mutual assistance with any such person, firm or company, and to give issue or accept by way of consideration for any of the acts of things aforesaid or property acquired, any shares, debentures, debenture stock or securities that may be agreed upon, and to hold and retain or sell, mortgage and deal with any shares, debentures, debenture stock or securities so received.

2.12	To enter into partnership or into any arrangement for sharing profits, union of interest, a joint adventure, reciprocal concession, cooperation or otherwise with any company carrying on or engaged in any business or transaction which the company is authorised to carry on or engaged in, or any business or transaction capable of being conducted so as directly or indirectly to benefit the company, and to lend the money to, guarantee the contracts or debentures of at otherwise assist any such companies, and to take or otherwise acquire and hold shares or stock in or securities of, and to subsidise or otherwise assist any such company and to sell, hold, re-issue, with or without guarantee, or otherwise deal with such shares, stocks or securities.

2.13	To undertake the office of trustee, executor, administrator, committee, manager, secretary, registrar, attorney, delegate, substitute or treasurer, and any other offices or situations of trust or confidence, and to perform and discharge the duties and functions incidental thereto, and generally to transact all kinds of trust and agency business either gratuitously or otherwise.

2.14	To take part in the creation, issue or conversion of debentures, debenture stock, bonds, obligations, shares, stocks or securities, and to act as trustees in connection with any such securities and to take part in the conversion of business concerns and undertakings into companies.

2.15	To take part in the management, supervision or control of the business or operations of any company or undertaking, and for that purpose to appoint and remunerate any Directors, Accountants or other experts or agents.

2.16	To carry on and undertake any business, transaction or operation commonly carried on or undertaken by financial agents, factors, financiers, underwriters, concessionaires, contractors for public and other works or merchants and to enter into hire purchase, credit sales, and other agreements providing for payment by instalments or deferred means.

2.17	To apply for, promote and obtain any Act of the Oireachtas, provisional order or licence of the Minister for Industry Trade Commerce and Tourism or other authority for enabling the Company to carry any of its objects into effect, or for effecting any modification of the Company’s constitution, or for any other purpose which may seem expedient, and to oppose any proceedings or applications which may seem calculated directly or indirectly, to prejudice the Company’s interests.

2.18	To enter into any arrangements with any governments or authorities (supreme, municipal, local or otherwise), or any corporations, companies or persons that may seem conducive to the attainment of the Company’s objects, or any of them, and to obtain from any such government, authority, corporation, company, or person any charters, contracts, decrees, rights, privileges and concessions which the Company may think desirable, and to carry out, exercise and comply with any such arrangements, charters, contracts, decrees, rights, privileges and concessions.

2.19	To subscribe for, take, purchase or otherwise acquire and hold shares or other interests in, or securities of any other company having objects altogether or in part similar to those of this Company or carrying on any business capable of being carried on so as, directly or indirectly, to benefit this Company.

2.20	To promote any company for the purpose of acquiring all or any of the property or liabilities of the company, or of undertaking any business or operations which way appear likely to assist or benefit the company or to enhance the value of or render more profitable any property, assets or business of the Company, or for any other purpose which may seem directly or indirectly calculated to benefit the company.

2.21	To guarantee the payments of dividends or interest on any stocks, shares, debentures or other securities issued by, or any other contract or obligation of any company, societe anonyme, association, undertaking or public or private body and the performance of contracts by or become security for members of any company having dealings with the company.

2.22	To accumulate capital for any of the purposes of the company, and to appropriate any of the company’s assets to specific purposes, either conditionally or unconditionally and to admit any class or section of those who have any dealings with the company to any share in the profits thereof or in the profits of any particular branch of the company’s business, or to any other special rights, privileges, advantages or benefits.

2.23	To apply for and obtain any legislative, municipal or other acts or authorisations for enabling the company to carry any of its objects into effect or for any extension or alteration of its powers, or for effecting any modification of the company’s constitution, or for any other purpose which may seem expedient, and to oppose any proceedings, or applications Which may seem calculated directly or indirectly to prejudice the company’s interest.

2.24	To apply for and obtain all such licences, consents, authorities, grants, permissions and concessions as may be requited, or deemed to be desirable, in connection with the running or administration of the company’s business or otherwise in relation to its affairs.

2.25	To advance and lend money, with or without security to such persons or companies and upon such terms and subject to such conditions as may seem expedient.

2.26	To create, maintain, invest and deal with any reserve or sinking funds for redemption of obligations of the company, or for depreciation of works or stock, or any other purpose of the company.

2.27	To remunerate any person, firm or company rendering services to this company, either by cash payment or by the allotment to him or them of shares or securities of the company credited as paid up in full or in part or otherwise as may be thought expedient.

2.28	To effect assurance and insurance contracts and policies of every description, provided that nothing herein contained shall empower the company to canyon a business of insurance in the meaning of the Insurance Acts, 1909 to 1964.

2.29	To sell or otherwise dispose of the whole or any part of the business or property of the Company, either together or in portions, for such consideration as the Company may think fit, and, in particular for shares, debentures or securities of any Company purchasing the same.

2.30	To distribute either upon a distribution of assets or a division of profits among the members of the Company in kind any property of the Company, and in particular any shares, debentures or securities of other companies belonging to this Company, or of which this Company may have the power of disposing.

2.31

To establish, join, support and subscribe to, or to aid in the establishment and support of associations, institutions, societies, cooperatives, clubs, funds, trusts or conveniences calculated to benefit the company or employees or ex-employees of the company or the dependants or connections of such persons or connected with any town or place where the company carries on business and to grant pensions, gratuities, allowances or charitable aid to any person who may have served the company, or to the wives, children or other relatives of such person and to make payments towards insurance, and to form and contribute to provident and benefit funds for the benefit of any persons employed by the company and to subscribe or guarantee money for charitable or benevolent objects or for any exhibition or for any public general or useful object.

2.32	To support and subscribe to any charitable or public object, and any institution, society or club which may be for the benefit of the Company or its employees, or may be connected with any town or place where the Company carries on business; to subscribe or guarantee money for any national, charitable, benevolent, public, general or useful object or for any exhibition.

2.33	To make gifts or grant bonuses to officers or other persons who are or have been in the employment of the company and to allow any such persons to have the use and enjoyment of such property, chattels or other assets belonging to the company upon such terms as the company shall think fit.

2.34	To insure the life of any persons who may, in the opinion of the company, be of value to the company, as having or holding for the company interests, goodwill, or influence or otherwise and to pay the premiums on such insurance.

2.35	To promote freedom of contract and to resist, insure against, counteract and discourage interference therewith, to join any lawful federation, union, association or party and to contribute to the funds thereof or do any other lawful act or thing with a view to preventing or resisting directly or indirectly any interruption of or interference with the company or any other trade or business or providing or safeguarding against the same, or resisting or opposing any strike, movement or organisation which may be thought detrimental to the interests of the company or its employees, and to subscribe to any association for funds for any such purposes.

2.36	To procure the company to be registered or recognised in any foreign country, colony, dependency or place.

2.37	To pay all or any expenses of, incidental to or incurred in connection with the formation and incorporation of the company and the raising of its share and loan capital, or to contract with any person or company to pay the sane, and (subject to the case of shares in the provisions of any statute for the time being in force) to pay commissions to brokers and others for underwriting, placing, selling or guaranteeing the subscription of any shares, debentures or securities of the company.

2.38	To make gifts and other voluntary dispositions of the assets of the Company subject to the availability of reserves of the Company available for distribution in accordance with the Companies Acts 1963 to 2006 to such persons, including in particular to any holding company or subsidiary company of the Company or any other subsidiary company of any such holding company, and on such terms and conditions if any as the Directors deem fit and subject to all applicable laws.

2.39	To do all or any of the above things in any part of the world, and ‘as principals, agents, contractors, trustees or otherwise, and either by or through trustees, agents, subcontractors or otherwise in either alone or in partnership or conjunction with any person or company, and to contract for the carrying on of any operation connected with the Company’s by any person or company.

2.40	To carry on any other trade or business whatsoever which can in the opinion of the board of directors be advantageously carried on by the Company In connection with or as ancillary to any of the above businesses or the general business of the Company.

2.41	To do all such other things as may be deemed incidental or conductive to the attainment of the above objects or any of them.

And it is hereby declared that in construction of this clause the word “company” except where used in reference to this Company, shall be deemed to include any person or partnership or other body or persons, whether incorporated or not Incorporated, and whether domiciled in Ireland or elsewhere, and words denoting the singular number only shall include the plural number and vice versa.

The objects set forth in any sub-clause of this clause shall not be restrictively construed but the widest interpretation shall be given thereto and they shall not except where the context expressly so requires In such sub-clause, be in any way limited to or restricted by reference to or inference from any other object or objects set forth in such sub-clause or from the terms of any other sub-clauses or the object or objects therein specified or the powers thereby conferred shall be deemed subsidiary or auxiliary to the objects or powers mentioned in any other sub-clause, but the Company shall have full power to exercise all or any of the powers and to achieve or endeavour to achieve all or any of the objects conferred by and provided in any one or more of the said sub-clauses.

3.	The liability of the members is limited.

4.	The share capital of the Company is €125,000 divided into 99,900 ‘A’ ordinary shares of €1.25 each and 100 “B” ordinary shares of €1.25 each with power to increase or decrease the share capital. The share capital of the Company whether the original or any increased capital of the Company may be divided into different classes of shares with any special, qualified, preferred, deferred or other rights or privileges or conditions as to capital, dividends, rights of voting or other matters attached thereto, and from time to time the Company’s regulations may be varied so far as may be necessary to give effect to any such rights, privileges or conditions.

NAMES, ADDRESSES AND DESCRIPTION OF SUBSCRIBERS

Andrew Doyle

128 South

Park Foxrock

Dublin 18

Apprentice Solicitor

Patrick McDonagh

64 Downside

Skerries

County Dublin

Businessman

Dated this lst day of July 1986

Witness the above signatures:

Michael Lavelle

Solicitor

56 Merrion Sq.

Dublin 2

COMPANIES ACTS 1963 TO 2009

COMPANY LIMITED BY SHARES

ARTICLES OP ASSOCIATION

OF

CBT (TECHNOLOGY) LIMITED

(amended by a Special Resolution passed on 25 June 2010)

PRELIMINARY

1.	The Company shall be a private company and the regulations contained in Part II of a Table A in the First Schedule to the Companies Act, 1963, (as amended by the Companies Acts, 1963 to 2009) (‘Table A’), shall apply to the Company save insofar as they are excluded or varied hereby.

CAPITAL

2.	The share capital of the Company is €125,000 divided into 99,900 ‘A’ ordinary shares of €1.25 each and 100 ‘B’ ordinary shares of €1.25 each. The ‘A’ ordinary shares and the ‘B’ ordinary shares shall rank parri passu in all respects save that the holders of the ‘B’ ordinary shares shall have no right to attend or vote at general meetings of the Company and shall have no right to participate in any return of assets on any winding up, liquidation or dissolution of the Company, whether voluntary or involuntary.

PURCHASE OF OWN SHARES

3.	Subject to the provisions of the Companies Acts 1963 to 2009 the Company may purchase its own shares (including any redeemable shares) and enter into a contingent purchase contract for the purchase of its own shares.

LIEN

4.	The lien conferred by Regulation 11 of Part 1 of Table A shall attach to all shares whether fully paid or not and the Company shall also have a first and paramount lien on all shares registered in the name of any person for all monies (whether immediately payable or not) payable by him or her or his or her estate to the Company whether he or she shall be the sole registered holder thereof or shall be one of several joint holders and the said regulation shall be amended accordingly.

4(a)	The Company’s first and paramount lien on every share (not being a fully paid share) called or payable at a fixed time in respect of that share and the extension of that lien to all dividends payable thereon shall not apply where any such shares have been mortgaged or charged by way of security in which event such lien shall rank behind any such security and Regulation 11 of Part 1 of Table A shall be modified accordingly.

ALLOTMENT OF SHARES

5.	The directors are generally and unconditionally authorised to exercise all the powers of the Company to allot relevant securities (as defined for the purposes of Section 20 of the Companies (Amendment) Act 1983) up to an aggregate nominal amount of IRE100,000. This authority shall expire on the date five years from the date of adoption of these Articles of Association save that the Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the directors may allot relevant securities in pursuance of any such. offer or agreement as if the authority conferred hereby had not expired. This authority may be extended for further periods of up to five years by the Company in general meeting.

6.	Section 23(1) of the Companies (Amendment) Act 1983 is hereby excluded in its application in relation to all allotments by the Company of equity securities as defined for the purposes of that section.

TRANSFER OF SHARES

7.1	No member shall dispose of any interest in, or right attaching to, or renounce or assign any right to receive or subscribe for any share (save as may be required in pursuance of his or her obligations under these Articles or any Relevant Agreement, as such term is hereinafter defined) or create or permit to exist any charge, lien, encumbrance or trust over any share or agree (whether subject to any condition precedent, condition subsequent or otherwise) to do any of such things except (but subject always to paragraph (5) of this Article and Article 10:

(a)	as permitted by Article 8;

(b)	as permitted by Article 9;

(c)	as permitted by any written agreement from time to time made between the Company and all or any of the members of the Company and which (expressly or by implication) supplements and/or prevails over any provisions of these Articles (“Relevant Agreement”)

7.2	If a member at any time attempts to deal with or dispose of a share or any interest therein or right attaching thereto otherwise than as permitted by these Articles such member shall be deemed immediately prior to such attempt to have given a transfer notice in respect of such share.

7.3	For the purpose of ensuring that a particular transfer of shares is permitted hereunder the directors nay require the transferor or the person named as transferee in any transfer lodged for registration to furnish the Company with such information and evidence as the directors may think necessary or relevant. Failing such information or evidence being furnished to the satisfaction of the directors within a period of 28 days after such request the directors shall be entitled to, refuse to register the transfer in question.

7.4	Where a transfer notice in respect of any share is deemed to have been given under any provision of these Articles or under any Relevant Agreement and the circumstances are such that the directors (as a whole) are unaware of the facts giving rise to the sane such transfer notice shall he deemed to have been received by the directors on the date on which the directors (as a whole) actually become aware of such facts and the provisions of Article 9 shall apply accordingly.

7.5	The Directors shall not refuse to register any transfer of a share which is permitted under these Articles but may, in their absolute discretion and without assigning any reason therefor, decline to register any transfer of any share which would otherwise be permitted hereunder if it is a transfer:

(a)	of a share on which the Company has a lien;

(b)	of a share (not being a fully paid share) to a person of whom they shall not approve;

and shall in any event refuse to register the transfer of a share which is prohibited by any Relevant Agreement. The provisions of regulation 3 of Part II of Table A shall not apply.

7.6	If a member or any person or persons who have become entitled to a member’s share in consequence of the death, bankruptcy or mental incapacity of that member (“Representatives”) becomes aware of any event which is deemed to give rise to an obligation to serve a transfer notice he or she shall forthwith give written notice thereof to the directors.

7.7	Notwithstanding anything contained in these Articles (and, in particular, Regulation 3 of Part II of Table A in the First Schedule to the Companies Act, 1963 (“Regulation 3 of Part II”)), the Directors shall promptly register any transfer of shares and may not suspend registration thereof where such transfer:-

(i)	is to the bank or institution to which such shares have been charged by way of security, whether as agent and trustee for a group of banks or institutions or otherwise, or to any nominee or any transferee of such a bank or institution (a “Secured Institution”); or

(ii)	is delivered to the Company for registration by a Secured Institution or its nominee in order to register the Secured Institution as legal owner of the shares; or

(iii)	is executed by a Secured Institution or its nominee pursuant to the power of sale or other power under such security,

and furthermore, notwithstanding anything to the contrary contained in these Articles or in any agreement or arrangement applicable to any shares in the Company, no transferor or proposed transferor of any such shares to a Secured Institution or its nominee and no Secured Institution or its nominee (each a “Relevant Person”), shall be required to obtain the approval of the directors or be subject to, or obliged to comply with, any rights of pre-emption contained in these Articles or any such agreement or arrangement nor shall any Relevant Person be otherwise required to offer the shares which are or are to be the subject of any transfer as aforesaid to the shareholders for the time being of the Company or any of them, and no such shareholder shall have any right under the Articles or otherwise howsoever to require such shares to be transferred to them whether for consideration or not. No resolution shall be proposed or passed the effect of which would be to delete or amend this regulation unless not less than 45 days’ written notice thereof shall have been given to any such Secured Institution by the Company and Regulation 3 of Part II shall be modified accordingly.

PERMITTED TRANSFERS

8.1	Any holder of ‘A’ ordinary shares, may at any time transfer all or any of the ‘A’ ordinary shares held by it, him or her to any person.

8.2	Any holder of ‘B’ ordinary shares, may at any time transfer all or any of the ‘B’ ordinary shares held by it, him or her to any person with the prior written consent of all the other members.

8.3	The Representatives of a member may at any time transfer all or any of the shares to which they are entitled to any person to whom the registered holder would be permitted to transfer the same under these Articles,

8.4	Unless all the members otherwise agree, no transfer of any share permitted under paragraphs (2) and (3) of this Article shall be made during the active period of any transfer notice or deemed transfer notice in respect of such share (and for this purpose “active period” in respect of a given notice means the period from the time of its service until the time when no member has any further rights or obligations, directly or indirectly, pursuant to that notice)

PRE-EMPTION RIGHTS

9.1 (a)	Except for a transfer of shares which is permitted under these Articles as mentioned in Article 7.1, no share shall be transferred until the following conditions of this Article are complied with.

(b)	Any member or other person wishing to sell or transfer any share or shares or any interest therein (“the proposing transferor”) shall give notice in writing (“a transfer notice”) to the directors of its, his or her wish to do so, specifying the number and class of shares which it, he or she wishes to sell or transfer (the Transfer Shares”) , and, if applicable, the price per share at which it, he or she wishes to sell the Transfer Shares, being the price at which a third party has indicated a willingness to purchase the Transfer Shares and the identity of that person. The transfer notice shall constitute the Company (by its board of directors) as the agent of the proposing transferor empowered to sell the Transfer Shares (together with all rights attaching thereto at the date of the transfer notice or at any time thereafter) at the Transfer Price (as hereinafter defined). A transfer notice once given may not be revoked save with the prior written consent of all the other members.

(c)	Any two or more members holding shares of the same class shall be entitled to serve a joint transfer notice (meaning a notice signed by each of the members holding shares of that class specifying the shares of the same class which they wish together to transfer) and such notice shall for all the purposes of this Article take effect as if it were a single transfer notice and references herein to the proposing transferor shall be construed as referring to all of such members.

9.2	Within seven days after the receipt of a transfer notice the directors shall serve a copy of that transfer notice on all the members, other than the proposing transferor. In the case of a deemed transfer notice the directors shall similarly serve notice on all the members (including the proposing transferor) notifying them that the same has been deemed to have been given, within 28 days after (i) the date of the event giving rise to the deemed transfer notice or (ii) (if later) the date on which the directors (as a whole) actually became aware of such event.

9.3	Save as otherwise provided in these Articles or in any Relevant Agreement the Transfer Shares shall be offered for purchase (as hereinafter provided) at the Transfer Price to be determined as follows:

(a)	if the transfer notice is not a deemed transfer notice and the proposing transferor has found a third party willing to purchase the Transfer Shares and the directors are satisfied that the proposed sale is a bona fide sale at the price per share specified in the transfer notice then the Transfer Price shall be the price specified by the proposing transferor in the transfer notice;

(b)	in the case of all other transfer notices, deemed or otherwise, the Transfer Price shall be such price per share as shall be agreed in writing between the proposing transferor and the directors or in default of such agreement (whether by reason of disagreement, absence, death or otherwise) within 21 days after the service of the notice referred to in paragraph 9.2 of this Article, such price per share as may be certified in writing by the Auditors of the Company for the time being (“the Auditors”) to be the open market value of a Transfer Share as at the date of the transfer notice. In giving such certificate the Auditors shall act as experts and not as arbitrators and their written certificate shall, in the absence of clerical or manifest error, be final and binding on all the members.

9.4	The costs and expenses of the Auditors in determining the Transfer Price and of their appointment shall be borne as to one half by the proposing transferor and as to the other half by those members who purchase the Transfer Shares pro rata according to the number of Transfer Shares purchased by them unless none of the Transfer Shares are purchased by the members in which event the proposing transferor shall pay all of such costs and expenses.

9.5	Within 7 days of the Transfer Price having been determined in accordance with the provisions of paragraph 9.3 of this Article the Transfer Shares shall be offered for purchase at the Transfer Price by the directors to those members holding shares of the same class as the Transfer Shares (other than the proposing transferor and any member to whom under Article 10 shares may not be transferred) in proportion to the number of shares of that class then held by them respectively. Every such offer shall be made in writing and shall specify:

(a)	the total number of Transfer shares;

(b)	the number of Transfer Shares offered to the member (its, his or her “Pro-Rata Entitlement”);

(c)	the Transfer Price; and

(d)	a period (being not less than 14 days and not more than 21 days) within which each member must notify the directors whether it, he or she is willing to purchase any and, if so, what maximum number of the Transfer Shares.

Upon the expiry of the said offer period, the directors shall allocate the Transfer Shares in the following manner:

(i)	to each member holding shares of the same class as the Transfer Shares who has agreed to purchase shares, its, his or her Pro-Rata Entitlement or such lesser number of Transfer Shares for which it, he or she may have applied;

(ii)	if any member has applied for less than its, his or her Pro-Rata Entitlement in proportion to the number of shares of the class then

(iii)	held by them respectively )but without allocating to any member a greater number of Transfer Shares than the maximum number applied for by it, him or her) and any remaining excess shall be apportioned by applying this paragraph.

(iv)	without taking account of any member whose application has already be satisfied in full.

9.6	If any of the Transfer Shares shall not be capable of being offered or allocated as aforesaid without involving fractions, the same shall be offered to or allocated amongst those members holding shares of the same class as the Transfer Shares, or some of them, in such proportions as may be determined by lots drawn in respect thereof, and lots shall be drawn in such manner as the directors shall think fit.

9.7	If by the foregoing procedure the directors shall not receive acceptances in respect of all the Transfer Shares form those members holding shares of the same class as the Transfer Shares then they shall forthwith give notice in writing to all those members holding ‘A’ ordinary shares and each of such members shall be entitled within 14 days of the date of service of that notice to apply for any of the Transfer Shares in respect of which acceptances have not been received by giving notice in writing to the directors specifying the number of Transfer Shares which it, he or she is willing to purchase,

9.8	If, by the foregoing procedure, the directors shall receive acceptances in respect of all or any of the Transfer Shares then the proposing transferor shall be bound upon payment to it, him or her of the Transfer Price in respect of that number of shares for which acceptances have been received (whose receipt shall be a good discharge to the purchaser, the Company and the directors therefor, none of whom shall be bound to see to the application thereof) to transfer to each purchaser those Transfer Shares accepted by it, him or her and the directors shall notify the proposing transferor of the name and address of each purchaser, the number of Transfer Shares agreed to be purchased by it, him or her and the place and time appointed by the directors for the completion of the purchase (being not less than 7 days nor more than 28 days after the date of the said notice). Subject to the giving of such notice the purchase shall be completed at the time and place appointed by the directors.

9.9	Subject as provided in these Articles a proposing transferor who has sold part only of the Transfer Shares pursuant to paragraph 9.8 above may, within a period of six months after the date of completion of such sale, seek or find a third party who is willing to purchase all or any of the unsold Transfer Shares at any price which is not less than the Transfer Price (after deducting, where appropriate, any net dividend or other distribution to be retained by the proposing transferor).

9.10	If a proposing transferor, having become bound to transfer any Transfer Shares pursuant to this Article, makes default in so transferring the Transfer Shares as aforesaid the directors may authorise some person, who is (as security for the performance of the proposing transferor’s obligations) hereby irrevocably and unconditionally appointed as the attorney of the proposing transferor for the purpose, to execute the necessary instrument of transfer of such Transfer Shares and to deliver it on its, his or her behalf and the Company may receive the purchase money and shall thereupon (subject to such instrument being duly stamped) cause the transferee(s) to be registered as the holder(s) of such Transfer Shares and shall hold such purchase money on behalf of the proposing transferor. The Company shall not be bound to earn or pay interest on any money so held and shall not pay such money to the proposing transferor until’ it, he or she shall have delivered its, his or her share certificates (or an appropriate indemnity in respect of any lost certificates) to the Company. The receipt of the Company for such purchase money shall be a good discharge of the transferee who shall not be bound to see to the application thereof, and after the name of the transferee has been entered in the register of members in purported exercise of the aforesaid power the validity of the proceedings shall not be questioned by any person.

9.11	Without prejudice to the generality of Article 8.3, the directors may require to be satisfied that any shares being transferred by the proposing transferor to a third party pursuant to paragraph (9) of this Article are being transferred in pursuance of a bona fide sale for the consideration stated in the transfer and if not so satisfied may refuse to register the instrument of transfer.

9.12 (a)	In this paragraph a “Relevant Event” means in relation to a member being an individual:

(i)	such member being adjudicated bankrupt;

(ii)	such member becoming of unsound mind;

(iii)	such member ceasing for any reason whatsoever to provide his or her services to the Company on a full time basis;

(iv)	such member making any voluntary arrangement or composition with his or her creditors.

(b)	Upon the happening of any Relevant Event the member in question shall be deemed to have immediately given a transfer notice in respect of all the shares as shall then be registered in the name of such member.

(c)	If the Relevant Event shall be the bankruptcy of a member and if any of the shares which are offered pursuant to the deemed transfer notice shall not be sold to the members then the Representatives of the member in question shall be entitled to elect at any time before the shares are disposed of by them to be registered themselves as the holders of the unsold shares (but so that such election shall not give rise to any obligation to serve a transfer notice in respect of the unsold shares)

9.13	In any case where under the provisions of these Articles the directors have made a request for a transfer notice to be given in respect of any shares and such transfer notice is not duly given within a period of 14 days, such transfer notice shall be given by the Chairman of the Company at any time thereafter acting as agent for the proposing transferor and the Chairman shall be authorised, for the purposes of giving such transfer notice, to agree the Transfer Price with the directors or failing agreement to request the Auditors to certify the Transfer Price in the manner provided in paragraph (3) of this Article and the provisions of these Articles (mutatis mutandis) shall apply to such transfer notice when given.

9.14	An obligation to transfer a share under the provisions of this Article 9 shall be deemed to be an obligation to transfer the entire legal and beneficial interest in such share free from any claim, lien, charge or other encumbrance, equity or third party right.

PROHIBITED TRANSFERS

10.	Notwithstanding anything else contained in these Articles no share or any interest therein shall be issued, sold, transferred or otherwise disposed of to any infant, bankrupt or person of unsound mind.

FORFEITURE OF SHARES

11.	When any shares have been forfeited an entry shall forthwith be made in the register of members of the Company recording the forfeiture and the date thereof and, so soon as the shares so forfeited have been sold or otherwise disposed of an entry shall be made of the manner and date of the sale or disposal thereof.

PROXIES

12.	In regulation 70 of Part I of Table A the words “not less than 48 hours before the time for holding” and “not less than 48 hours before the time appointed for” shall be deleted and there shall be substituted therefor the words “before the commencement” on both occasions.

RESOLUTIONS IN WRITING

13.	Any such resolution in writing as is referred to in regulation 6 of Part II of Table A may consist of several documents in the like form each signed by one or more of the members (or their duly authorised representatives) in that regulation referred to.

PROCEEDINGS AT GENERAL MEETINGS

14.	The following words shall be added to the end of regulation 52 of Part I of Table A “and fixing the remuneration of directors”.

15.	The quorum for the transaction of business at any general meeting shall be two members personally present and holding or representing by proxy not less than one-tenth of the share capital of the Company for the time being issued and regulation 5 of Part II of Table A shall be modified accordingly.

BORROWING POWERS

16.	The directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and, subject to Section 20 of the Companies (Amendment) Act, 1983, to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party. Regulation 79 of Part I of Table A shall not apply.

DIRECTORS

17.	Unless and until the Company in general meeting shall otherwise determine the number of the directors shall be not less than two nor more than seven and regulation 75 of Part I of Table A shall be modified accordingly.

18.	A director appointed to fill a casual vacancy or as an addition to the board shall not retire from office at the annual general meeting next following the appointment and the last sentence of regulation 98 of part I of Table A shall be deleted.

19.	The directors of the Company shall not be required to retire by rotation and regulations 92 to 100 (inclusive) of Part I of Table A shall be modified accordingly.

20.	A director shall not require any share qualification and regulation 77 of Part I of Table A shall not apply.

RESOLUTIONS IN WRITING BY DIRECTORS

21.	A memorandum or resolution in writing signed by each director (or his alternative director) shall be as effective as a resolution and as valid as if it had been passed at a meeting of the directors duly convened and held, and may consist of one document or two or more documents to the same effect each signed by one or more directors (or their alternates) and regulation 109 of Part I of Table A shall be modified accordingly.

MANAGING DIRECTOR

22.	The directors may from time to time appoint one or more of their body to hold any executive office in the management of the business of the Company including the office of chairman or deputy chairman or managing or joint managing or deputy of assistant managing director as the directors may decide, and on such terms as they think fit, and if no period or terms are fixed, then such executive shall comply with such directions as may be given to him by the directors from time to time, and the appointment may be revoked at any time, and in any event his appointment shall be automatically determined (without prejudice to any claim he may have for damages for breach of any contract of service between him and the Company) if he shall cease to be a director and regulation 110 of Part I of Table A shall be modified accordingly.

ALTERNATE DIRECTORS

23.1	Any Director other than an alternate may by writing under his or her hand appoint any person (including another Director) to be his or her alternate provided always that no such appointment of a person other than a Director as an alternate shall be operative unless and until such appointment shall have been approved by resolution of the Directors.

23.2	An alternate Director shall be entitled to receive notices of all meetings of the Directors and of all meetings of committees of the Directors of which his or her appointor is a member, to attend and vote at any such meeting at which the Director appointing him or her is not personally present and in the absence of his or her appointor to exercise all the powers, rights, duties and authorities of his or her appointor as a Director (other than the right to appoint an alternate hereunder).

23.3	Save as otherwise provided in these Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his or her own acts and defaults and he or she Shall not be deemed to be the agent of the Director appointing him or her. The remuneration of such alternate Director shall be payable out of the remuneration paid to the Director appointing him or her and shall consist of such portion of the last mentioned remuneration as shall be agreed between the alternate and the Director appointing him or her.

23.4	A Director may at any time revoke the appointment of any alternate appointed by him or her. If a Director shall die or cease to hold the office of Director the appointment of his or her alternate shall thereupon cease and determine but if a Director retires by rotation or otherwise but is re-appointed or deemed to have been re-appointed at the meeting at which he or she retires, any appointment of any alternate Director made by him r her which was in force immediately prior to his or her retirement shall continue after his or her re-appointment.

23.5	Any appointment or revocation by a Director under this Article shall be effected by notice in writing given under his or her hand to the Secretary or deposited at the Office or in any other manner approved by the Directors.

TELECOMMUNICATION MEETINGS

24.	Any Director or alternate Director may participate in a meeting of the Directors or any committee of the Directors by means of conference telephone or other telecommunications equipment by means of which all persons participating in the meeting can hear each other and such participation in a meeting shall constitute presence in person at the meeting.

NOTICES

25.	Where a notice is sent by post it shall be deemed to have been served at the expiration of 24 hours after it was posted and regulation 133 of Part I of Table A shall be modified accordingly.

DIVIDENDS

26.	The Directors may from time to time pay to any members of any class of shares in the Company such dividends in such currency and amount, whether fixed or variable, per share (including interim and final dividends) as the Directors shall in their absolute discretion determine and/or recommend. A dividend (whether interim or final) on any one or more classes of shares may be any amount or nil notwithstanding the payment of a dividend on any other class or classes of shares.

27.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividend, all dividends may be declared and paid without regard to the amounts paid or credited as paid on the shares in respect whereof the dividend is paid. If any share is issued on terms providing that it shall rank for dividend as from a particular date, such share shall rank for dividend accordingly.

WINDING UP

28.	If the Company shall be wound up, the assets remaining after payment of the debts and liabilities of the Company and the costs of the liquidation shall be applied first, in repaying to the holders of the ‘A’ ordinary shares amounts paid up or credited as paid up on the ‘A’ ordinary shares held by them respectively and the balance (if any) shall be distributed among such members in proportion to the number of ‘A’ ordinary shares held by them respectively. Provided always that the provisions hereof shall be subject to the rights of the holders of shares (if any) issued upon special conditions. Regulation 137 of part I of Table A shall not apply.

29.	With the sanction of a special resolution of the Company, the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or hot) including any shares in or securities of other companies may be divided among the members of the Company in specie or kind, or may be vested in trustees for the benefit of such members and the liquidation bf the Company may be closed and the Company dissolved but so that no member shall be compelled to accept any shares or other securities whereon there is any liability